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Exhibit 10.2

SECOND AMENDED AND RESTATED IRREVOCABLE
STANDBY STOCK PURCHASE AGREEMENT

        This Second Amended and Restated Irrevocable Standby Stock Purchase Agreement ("Agreement") is entered into as of August 25, 2006 among Globalstar, Inc. ("Globalstar"), the Administrative Agent (as defined below) and Thermo Funding Company LLC ("Thermo").

        WHEREAS, Globalstar and certain of its subsidiaries have entered into an amended and restated credit agreement dated as of August 16, 2006 (which amended and restated a prior credit agreement among certain of the parties dated as of April 24, 2006, as further amended, restated, refinanced, replaced, supplemented or otherwise modified, the "Credit Agreement") by and among the lenders party thereto (the "Lenders") and Wachovia Investment Holdings, LLC, as administrative agent for the lenders (the "Administrative Agent") and swingline lender, and Wachovia Bank, National Association, as issuing lender;

        WHEREAS, Globalstar, the Administrative Agent and Thermo entered into an Irrevocable Standby Stock Purchase Agreement dated as of April 24, 2006 as a condition to the consummation of the transaction contemplated by the Credit Agreement;

        WHEREAS, the Irrevocable Standby Stock Purchase Agreement was amended and restated as of July 18, 2006;

        WHEREAS, Thermo is willing, upon the terms and conditions set forth in this Agreement, to purchase Common Stock from Globalstar;

        WHEREAS, the parties wish to further amend and restate the Irrevocable Standby Stock Purchase Agreement as previously amended;

        NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Globalstar and Thermo hereby agree as follows:

ARTICLE I.
DEFINITIONS

        1.1   Incorporation of Certain Definitions by Reference.    All capitalized terms used in this Agreement without definition shall have the respective meanings assigned to them in the Credit Agreement.

        1.2   Definitions.    As used in this Agreement, the following terms shall have the following meanings:

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

        "Commitment" means the remaining dollar amount which Thermo is required to invest in Purchased Shares pursuant to this Agreement.

        "Common Stock" means Globalstar's Series A common stock, par value $0.0001 per share, or any shares of common stock into which such Series A common stock are changed.

        "Current Stockholders" means holders of Globalstar's Series A common stock, Series B common stock or Series C common stock as of the date hereof who are accredited investors as defined in Rule 501(a) under the Securities Act of 1933, as amended.

        "Effective Registration" means a registration statement under the Securities Act that has been declared effective by the Securities and Exchange Commission and with respect to which no "stop order" has been issued.

        "Existing Shares" means any shares of Globalstar's Series A common stock, Series B common stock or Series C common stock held as of the date hereof by Thermo and each Current Stockholder which executes a separate stock purchase agreement pursuant to Section 2.5 of this Agreement or its Affiliates or any shares of common stock into which such Series A common stock, Series B common stock or Series C common stock are changed.

        "Funding Account" means account number 200032011311 of Globalstar at Wachovia Bank, National Association.

        "Initial Public Offering" means the first bona fide public offering of the Common Stock registered with the Securities and Exchange Commission, other than any such offering registered on a registration statement on Form S-4 or Form S-8.

        "Losses" means any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, costs of preparation and reasonable attorneys' fees.

        "Public Sale" means any sale of Securities to the public pursuant to a public offering registered under the Securities Act or to the public through a broker or market-maker pursuant to the provisions of Rule 144 (or any successor rule) under the Securities Act.

        "SEC" means the United States Securities and Exchange Commission.

ARTICLE II.
THE COMMITMENT

        2.1   Commitment to Purchase.    Subject to the terms and conditions of this Agreement, Thermo hereby irrevocably and unconditionally agrees from time to time during the period commencing on April 24, 2006 and ending on the earliest of (a) December 31, 2011, (b) the date on which the Commitment has been reduced to zero pursuant to Section 2.2(a), and (c) the date on which all of the Obligations have been indefeasibly paid in full and the Credit Agreement and all commitments of the Lenders thereunder have been terminated (the "Commitment Period"), to purchase up to 2,061,856 shares of Common Stock at a price of $97.00 per share (the "Purchase Price") for an aggregate Purchase Price of $200,000,000. The number of shares and Purchase Price shall be adjusted proportionately to reflect any split or combination of the Common Stock or any stock dividend on the Common Stock. Any shares of Common Stock purchased pursuant to this Agreement are referred to herein as "Purchased Shares." On June 30, 2006, Thermo purchased 154,640 shares of Common Stock pursuant to the Irrevocable Standby Stock Purchase Agreement as in effect on that date; as a result thereof, on the date hereof the remaining Commitment is 1,907,216 shares of Common Stock to be purchased at an aggregate Purchase Price of $184,999,952.

        2.2   Reduction and Termination of Commitment.

                a.     Upon any purchase by Thermo of Purchased Shares pursuant to this Agreement, the Commitment shall automatically be reduced on a dollar for dollar basis by the amount paid by Thermo for such Purchased Shares.

                b.     The Commitment shall automatically be reduced to zero at the end of the Commitment Period.

                c.     At such time as the Commitment has been terminated or reduced to zero in accordance with the terms hereof, the Administrative Agent shall assign to Thermo all of the Administrative Agent's rights under the Escrow Agreement (as defined below), except for any rights to indemnity or reimbursement thereunder.

        2.3   Obligation to Purchase.

                a.     Pursuant to Section 10.3 of the Credit Agreement, Globalstar is required, at all times during the term of the Credit Agreement, to maintain a minimum Liquidity of $25,000,000. Globalstar shall promptly (and in any event within five (5) Business Days after any Responsible Officer obtains knowledge thereof) provide written notice to the Administrative Agent (with a copy to Thermo) of any breach of Section 10.3 of the Credit Agreement other than any such breach which results solely from an acceleration of the Loans and the Reimbursement Obligations pursuant to Section 12.2(a) of the Credit Agreement and the exercise by the Administrative Agent of remedies which result in the payment (by set-off or otherwise) of cash, cash equivalents or marketable securities of Globalstar or any of its Subsidiaries for application to, or the reduction of, such accelerated Loans and/or Reimbursement Obligations (such notice, a "Notice of Liquidity Default"). Upon receipt of any Notice of Liquidity Default, Thermo shall purchase a number of shares of Common Stock with a purchase price equal to the greater of (x) the amount necessary to enable Globalstar to achieve a minimum Liquidity of $25,000,000 and (y) $5,000,000.

                b.     Pursuant to Section 10.4 of the Credit Agreement, Globalstar is required to maintain, as of the end of any fiscal quarter, a Forward Fixed Charge Coverage Ratio of at least 1.0 to 1.0. Pursuant to Section 8.2(c) of the Credit Agreement, Globalstar is required to deliver a Forward Fixed Charge Coverage Ratio Certificate on the first Business Day of the second fiscal month of each of fiscal quarter of Globalstar. Furthermore, pursuant to Section 8.2(a) of the Credit Agreement, Globalstar is required to deliver an Officer's Certificate at each time quarterly and annual financial statements are provided to the Administrative Agent. Globalstar hereby agrees to provide a copy of each Forward Fixed Charge Coverage Certificate and each Officer's Compliance Certificate to Thermo simultaneously with delivery to the Administrative Agent. Upon receipt of any Forward Fixed Charge Coverage Ratio Certificate or Officer's Compliance Certificate showing a Forward Fixed Charge Coverage Ratio of less than 1.0 to 1.0, Thermo shall purchase a number of shares of Common Stock with a purchase price equal to the greater of (x) the Forward Fixed Charge Coverage Ratio Cure Amount and (y) $5,000,000.

                c.     If a payment default has occurred and is continuing under Section 12.1(a) or 12.1(b) of the Credit Agreement with respect to any regularly scheduled payment of principal or interest (a "Payment Default"), Thermo shall purchase a number of shares of Common Stock with a purchase price equal to the greater of (x) the amount of such Payment Default and (y) $5,000,000.

                d.     If Globalstar has not (i) received aggregate Net Cash Proceeds from Equity Issuances of Common Stock (including any Equity Issuance pursuant to this Agreement) after April 24, 2006 and prior to October 14, 2006 of at least $100,000,000 or (ii) performed in full its obligations under Section 9.16(a) of the Credit Agreement, Thermo shall purchase a number of shares of Common Stock with a purchase price equal to the greater of (x) the amount by which $100,000,000 exceeds such Net Cash Proceeds received by Globalstar and (y) $5,000,000.

                e.     If Globalstar has not received aggregate Net Cash Proceeds from Equity Issuances of Common Stock (including any Equity Issuance pursuant to this Agreement) after April 24, 2006 and prior to July 1, 2008 of at least $100,000,000, Thermo shall purchase a number of shares of Common Stock with a purchase price equal to the greater of (x) the amount by which $100,000,000 exceeds such Net Cash Proceeds received by Globalstar and (y) $5,000,000.

                f.      If Globalstar has not received aggregate Net Cash Proceeds from Equity Issuances of Common Stock (including any Equity Issuance pursuant to this Agreement) after April 24, 2006 and prior to January 1, 2010 of at least $200,000,000, Thermo shall purchase a number of shares of Common Stock with a purchase price equal to the greater of (x) the amount by which $200,000,000 exceeds such Net Cash Proceeds received by Globalstar and (y) $5,000,000.

                g.     Notwithstanding any other provision of this Agreement, in no event shall Thermo be required to purchase more than an aggregate of $200,000,000 of Common Stock pursuant to this Agreement, including the Common Stock purchased by Thermo on June 30, 2006.

                h.     If Thermo is required to purchase shares of Common Stock pursuant to Section 2.3(a),(b), (c), (d), (e) or (f), within one (1) Business Day of the determination thereof, Globalstar shall give written notice (a "Call Notice") to Thermo setting forth the number of shares of Common Stock which Thermo must purchase (a "Call").

                i.      If Globalstar fails to give a Call Notice as required by Section 2.3(h) or fails to deliver a Notice of Liquidity Default, a Forward Fixed Charge Coverage Ratio Certificate or an Officer's Compliance Certificate as required by the terms hereof, the Administrative Agent may deliver such Call Notice, Notice of Liquidity Default, Forward Fixed Charge Coverage Ratio Certificate or Officer's Compliance Certificate, as applicable. The amount of the Call specified by the Administrative Agent shall be presumptively correct, absent manifest error. In preparing any such Notice of Liquidity Default, Forward Fixed Charge Coverage Ratio Certificate or Officer's Compliance Certificate, or calculating the amount of any such Call, the Administrative Agent shall deem the aggregate amount of unrestricted cash, cash equivalents and readily marketable securities of the Credit Parties to be $0 and Globalstar shall not receive any credit for net cash proceeds from Equity Issuances of Common Stock made after the date hereof, unless in either case the Administrative Agent has satisfactory written evidence of such amount of unrestricted cash, cash equivalents and readily marketable securities or Equity Issuance on or prior to the date that is two (2) Business Days prior to the date of such Notice of Liquidity Default, Forward Fixed Charge Coverage Ratio Certificate, Officer's Compliance Certificate or Call, as applicable.

                j.      If Thermo receives a Call Notice (regardless of whether such Call Notice has been delivered by Globalstar or the Administrative Agent), Thermo hereby irrevocably and unconditionally agrees that it shall purchase shares of Common Stock in the amount set forth in the Call Notice and shall transfer immediately available funds to Globalstar by payment to the Funding Account in an amount equal to the Purchase Price for such Purchased Shares within five (5) Business Days.

                k.     If Thermo fails to pay the Purchase Price to Globalstar by payment to the Funding Account in immediately available funds within five (5) Business Days of delivery of the Call Notice, Globalstar or the Administrative Agent may give notice of a claim in such amount under the Escrow Agreement among Thermo, Globalstar, the Administrative Agent, and UBS AG, as Escrow Agent (the "Escrow Agent"), dated as of April 24, 2006 (the "Escrow Agreement"). Payment by the Escrow Agent shall not be deemed to waive any claim Thermo may have against Globalstar or the Administrative Agent for breach of this Agreement by Globalstar in connection with such Claim or otherwise; provided that the Administrative Agent shall have no liability to any party for actions taken hereunder in good faith.

                l.      If Thermo pays the Purchase Price to Globalstar by payment to the Funding Account in immediately available funds within five (5) Business Days of delivery of the Call Notice, Globalstar shall promptly notify the Escrow Agent that Thermo may withdraw escrowed funds or securities in an amount equal to the Purchase Price, subject to the limitations in the Escrow Agreement.

                m.    Upon receipt of the Purchase Price from Thermo or the Escrow Agent, Globalstar shall deliver promptly to Thermo the certificates for the Purchased Shares which Thermo is then purchasing, duly executed on behalf of Globalstar and registered in the name of Thermo or its designee, or other evidence of ownership if the Common Stock is uncertificated.

                n.     The failure of Globalstar to give a notice of a claim under the Escrow Agreement will not constitute an election of remedies or limit Globalstar in any manner in the enforcement of any other remedies that may be available to it.

        2.4   Thermo Option to Purchase.    Upon 10 Business Days' written notice by Thermo to Globalstar given by Thermo at any time during the Commitment Period, Thermo may elect to purchase any or all of the Common Stock subject to the Commitment by paying to the Funding Account the Purchase Price therefor in immediately available funds. Upon such payment, Globalstar shall deliver promptly to Thermo the certificates for the Purchased Shares which Thermo is then purchasing, duly executed on behalf of Globalstar and registered in the name of Thermo or its designee, or other evidence of ownership if the Common Stock is uncertificated, and Thermo may withdraw escrowed funds or securities in an amount equal to the Purchase Price, subject to the limitations in the Escrow Agreement.

        2.5   Current Stockholder Option to Purchase.    As promptly as practicable after the date of this Agreement, Globalstar shall notify the Current Stockholders of this Agreement and shall offer the Current Stockholders the option to purchase Common Stock pro rata on substantially the same terms and conditions as Thermo hereunder, with such variations as may be approved by Globalstar (the "Pro Rata Offering"). Current Stockholders shall have twenty (20) days to elect to exercise such option by executing and delivering to Thermo and Globalstar a separate stock purchase agreement in form and substance satisfactory to Thermo and Globalstar and agreeing to pay to the Funding Account as and when required by such agreement the Purchase Price for the Purchased Shares. Purchases by a Current Stockholder pursuant to the Pro Rata Offering will not reduce Thermo's Commitment.

        2.6   Restriction on Sales or Purchases.    Globalstar, Thermo, or any Current Stockholder shall not sell or purchase the Purchased Shares at any time when it would be prohibited by applicable federal or state securities laws. Any Purchased Shares acquired pursuant to this Agreement are subject to the restrictions on transfer under: (a) Article VI of this Agreement, (b) Globalstar's Certificate of Incorporation, and (c) any applicable laws. The Existing Shares of Thermo or any Current Stockholder which executes a joinder to this Agreement or a separate stock purchase agreement pursuant to Section 2.5 of this Agreement also are subject to the restrictions on transfer under Article VI of this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF GLOBALSTAR

        Globalstar represents and warrants to Thermo as follows:

        3.1   Authority; Valid and Binding Agreements.    Globalstar and each of its Subsidiaries has all requisite power and authority, as applicable, to (i) own, lease, operate and encumber its properties and assets, and to carry on its respective business as presently conducted and as presently proposed to be conducted, (ii) execute and deliver this Agreement and the Escrow Agreement, (iii) issue and sell the Common Stock subject to the Commitment, and (iv) consummate the other transactions contemplated hereby and thereby. The execution, delivery and performance by Globalstar of this Agreement and the Escrow Agreement and the filing of all documents, certificates and instruments to be executed by Globalstar in connection therewith and the authorization, issuance (or reservation for issuance, as the case may be), sale and delivery of the Securities have been duly authorized by all requisite corporate action on the part of Globalstar, its board of directors and its stockholders. This Agreement and the Escrow Agreement, when each is duly executed and delivered by Globalstar, will constitute legal, valid and binding obligations of Globalstar, enforceable against Globalstar in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles whether in a proceeding in equity or at law.

        3.2   Securities.

                a.     As of the date hereof, Globalstar's authorized capital stock consists of 800 million shares of common stock, of which 300 million are shares of Common Stock, 20 million are shares of Series B Common Stock and 480 million are shares of Series C Common Stock.

                b.     Shares of duly authorized but unissued Common Stock equal to the maximum number of shares of Common Stock issuable under this Agreement will be reserved for issuance hereunder.

                c.     The outstanding shares of capital stock of Globalstar are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive or subscription rights except as described in Exhibit 3.2. The Purchased Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

                d.     All of the Purchased Shares, when issued and delivered in accordance with this Agreement, will be free and clear of any Liens, stock transfer, stamp, documentary and similar taxes (excluding any taxes on the income or gain of Thermo) and other charges, and Thermo will have good title thereto.

                e.     Assuming that the representations and warranties of Thermo set forth in Section 4.2 and Section 4.3 are true and complete, the offer, sale and issuance of the Purchased Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither Globalstar nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption. Globalstar is not required to make or obtain any filings, registrations, qualifications, notifications or consents or approvals of or with any Governmental Authority (including, without limitation, under the Securities Act, the Exchange Act or the Investment Company Act) in connection therewith except under state securities or "blue sky" laws, which, if required, have been made or obtained.

        3.3   Valid Issuance.    The Purchased Shares, when issued in accordance with this Agreement, will be free of restrictions on transfer other than restrictions on transfer under Globalstar's Certificate of Incorporation or Article VI hereof, under applicable state and federal securities laws or as described in the Exhibit 3.3, and will not have been issued in violation of, and will not be subject to, any preemptive or subscription rights, except as described in Exhibit 3.3.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THERMO

        Thermo hereby represents and warrants to Globalstar as follows:

        4.1   Organization and Authority.    Thermo is duly organized and validly existing as a limited liability company in good standing under the laws of Colorado. Thermo has all requisite power and authority to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Thermo of this Agreement and the Escrow Agreement and the consummation by Thermo of the transactions contemplated hereby and thereby have been duly authorized. This Agreement and the Escrow Agreement, when each is duly executed and delivered by Thermo will constitute legal, valid and binding obligations of Thermo, enforceable against Thermo in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles whether in a proceeding in equity or at law.

        4.2   Securities Act.    Thermo is acquiring the Purchased Shares for its own account for investment only and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that, except as provided in Article VI hereof, by making the representations herein, Thermo does not agree to hold any Common

Stock for any minimum or other specific term and reserves the right to dispose of the Common Stock at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

        4.3   Accredited Investor.    Thermo is an "accredited investor" as such term is defined in Regulation D under the Securities Act.

        4.4   Transfer or Resale.    Thermo understands that: (i) the Purchased Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Thermo shall have delivered to Globalstar an opinion of a counsel (selected by Thermo and reasonably acceptable to Globalstar), in a form reasonably acceptable to Globalstar, to the effect that the Purchased Shares may be offered for sale, sold, assigned or transferred pursuant to an exemption from registration, or (C) Thermo provides Globalstar with assurance (reasonably acceptable to Globalstar) that the Purchased Shares can be sold, assigned or transferred pursuant to Rule 144; (ii) any sale of the Purchased Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Purchased Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; (iii) neither Globalstar nor any other Person is under any obligation to register the Purchased Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder; and (iv) transfer of the Common Stock is further restricted under Article VI hereof and Globalstar's Certificate of Incorporation.

        4.5   Legends.    Thermo understands that the certificates or other instruments representing the Purchased Shares, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

    NEITHER THE ISSUANCE NOR SALE OF THIS COMMON STOCK HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS COMMON STOCK MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THIS COMMON STOCK UNDER THE SECURITIES ACT, OR (B) AN OPINION OF COUNSEL (SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO GLOBALSTAR), IN A FORM REASONABLY ACCEPTABLE TO GLOBALSTAR, THAT THIS COMMON STOCK MAY BE OFFERED FOR SALE, SOLD, ASSIGNED OR TRANSFERRED PURSUANT TO AN EXEMPTION FROM REGISTRATION OR (II) THE HOLDER PROVIDES GLOBALSTAR WITH ASSURANCE (REASONABLY SATISFACTORY TO GLOBALSTAR) THAT SUCH COMMON STOCK CAN BE SOLD, ASSIGNED OR TRANSFERRED PURSUANT TO RULE 144; PROVIDED HOWEVER, THAT PRIOR TO AN INITIAL PUBLIC OFFERING THIS COMMON STOCK WILL NOT BE MADE ELIGIBLE FOR CLEARANCE AND SETTLEMENT THROUGH THE DEPOSITARY TRUST COMPANY. THIS COMMON STOCK HAS BEEN ISSUED PURSUANT TO THAT CERTAIN SECOND AMENDED AND RESTATED IRREVOCABLE STANDBY STOCK PURCHASE AGREEMENT, DATED AS OF AUGUST     , 2006, BY AND AMONG GLOBALSTAR AND THERMO FUNDING COMPANY LLC (THE "STANDBY AGREEMENT"). ARTICLE VI OF THE STANDBY AGREEMENT CONTEMPLATES CERTAIN RESTRICTIONS ON SALES, PURCHASES, HEDGING TRANSACTIONS AND CERTAIN OTHER TRANSACTIONS RELATING TO GLOBALSTAR'S COMMON STOCK. ANY ASSIGNEE OR TRANSFEREE OF THIS COMMON STOCK SHALL BE

    SUBJECT TO THE RESTRICTIONS SET FORTH IN ARTICLE VI OF THE STANDBY AGREEMENT.

                The legend set forth above shall be removed and Globalstar shall issue a certificate without such legend to the holder of the Purchased Shares upon which it is stamped, unless otherwise required by state securities laws, (i) in connection with a sale, assignment or other transfer pursuant to a registration statement that is effective under the Securities Act, (ii) in connection with a sale, assignment or other transfer where such holder provides Globalstar with an opinion of a counsel selected by Thermo, in a form reasonably acceptable to Globalstar, to the effect that such sale, assignment or transfer of the Common Stock may be made without registration under the applicable requirements of the Securities Act and once sold, assigned or transferred, no further restrictive legend is required, or (iii) such holder provides Globalstar with reasonable assurance that the Common Stock can be sold, assigned or transferred pursuant to Rule 144(k) promulgated under the Securities Act.

        4.6   Experience.    Thermo is experienced in evaluating and investing in companies such as Globalstar. Thermo has substantial experience in investing in and evaluating private placement transactions of securities in companies similar to Globalstar and is capable of evaluating the risks and merits of its investment in Globalstar and has the capacity to protect its own interests.

        4.7   Receipt of Information.    Thermo understands that the Purchased Shares are subject to the terms of Globalstar's Certificate of Incorporation, a copy of which has been made available to Thermo. Thermo has had an opportunity to ask questions and receive answers from Globalstar regarding the terms and conditions of this investment and the business, management and financial affairs of Globalstar and has availed itself of such opportunity to the extent that Thermo deemed necessary to make an informed investment decision. The foregoing, however, does not limit or modify the representations and warranties of Globalstar in Article III of this Agreement or the right of Thermo to rely thereon.

ARTICLE V.
COVENANTS

        5.1   Listing.    Upon the occurrence of an Initial Public Offering, Globalstar shall promptly secure the listing of all of the Purchased Shares upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing from time to time. Globalstar shall maintain the Common Stock's authorization for quotation on the principal exchange or market in which it is listed. Neither Globalstar nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the principal market in which it is listed. Globalstar shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.1.

        5.2   Transfer Agent / Registrar Instructions.    If Thermo provides Globalstar with an opinion of counsel pursuant to Section 4.4, Globalstar shall permit the transfer of the Purchased Shares which are the subject of such opinion and promptly instruct its transfer agent / registrar to issue one or more certificates or, as the case may be, credit shares to one or more balance accounts at DTC, in such name and in such denominations as specified by Thermo.

ARTICLE VI.
RESTRICTIONS

        6.1   Restrictions on Sale or Hedging of the Purchased Shares and Existing Shares.    Thermo agrees that, during the period commencing on the date 31 days after Globalstar files a registration statement for an Initial Public Offering (including without limitation, the Registration Statement on Form S-1 (No. 333-135809) filed on July 17, 2006) and ending on the 180th day following the consummation of an Initial Public Offering (the "Lock-Up Period"), Thermo will not, without the prior written consent of Globalstar (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Purchased Shares or Existing Shares, or (ii) enter into any swap or any other agreement or any transaction that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Purchased Shares or Existing Shares (the "Hedge Lockup"), whether any such transaction or swap described in clause (i), or (ii) above is to be settled by delivery of Common Stock, in cash or otherwise. Other than pursuant to the Hedge Lockup, the foregoing shall in no way restrict the ability of Thermo to freely transfer the Purchased Shares or the Existing Shares in accordance with applicable law and Globalstar's Certificate of Incorporation.

                Notwithstanding the foregoing, Thermo may transfer the Purchased Shares or the Existing Shares (i) as a bona fide gift or gifts, (ii) to any affiliate (as defined in Regulation C under the Securities Act) of Thermo, (iii) to any member of Thermo provided, however, that it shall be a condition to such transfer that the transferee above) execute an agreement stating that such transferee is receiving and holding such Purchased Shares or Existing Shares subject to the provisions of this Section 6.1 and shall remain subject to the restrictions in this Section 6.1, and provided further that any such transfer shall not involve a disposition for value. Globalstar agrees that if the terms of any lock-up agreement between the underwriters of an Effective Registration and any securityholders, executive officers or directors are more favorable from the perspective of such securityholder, executive officer or director than those contained in this Section 6.1, than this Section 6.1 shall be deemed amended to incorporate such terms. Further, to the extent that, during the Lock-Up Period, either (i) Globalstar releases Thermo from the restrictions of this Section 6.1 or (ii) the underwriters of any Effective Registration release securityholders with respect to which they are party to a lock-up agreement from such securityholders' obligations thereunder in full or in part, then the holders of outstanding Purchased Shares at such time shall automatically be released in all respects from their obligations related to the Purchased Shares and the Existing Shares under this Section 6.1.

                Notwithstanding anything to the contrary contained herein (including, without limitation, this Section 6.1), if (i) during the last 17 days of the Lock-Up Period, Globalstar releases earnings results or announces material news or a material event or (ii) prior to the expiration of the Lock-Up Period, Globalstar announces that it will release earnings results during the 15-day period following the last day of the Lock-Up Period, then in each such case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless Globalstar waives, in writing, such extension.

ARTICLE VII.
INDEMNIFICATION

        7.1   Indemnification.    Notwithstanding any termination of this Agreement, Globalstar agrees to indemnify, defend and hold harmless Thermo, the Administrative Agent and their respective Affiliates and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each of their respective officers, managers, members, partners, directors, stockholders, employees, representatives and agents (all such Persons and entities being collectively referred to as the "Indemnified Parties") to the fullest extent permitted by applicable law from and against any and all Losses (including any diminution in value of the Common Stock), demands, actions, causes of action, assessments, damages, liabilities, costs or expenses, including, without limitation interest, penalties, fines, fees, deficiencies, claims of damage, court and arbitration costs and fees and disbursements of attorneys, accountants, consultants and other experts as and when incurred or sustained by any Indemnified Party (collectively, "Indemnified Claims") as a result of or arising from (a) any misrepresentation or breach of any representation or warranty made by Globalstar in this Agreement, (b) any breach of any covenant, agreement or obligation of Globalstar or the Administrative Agent contained in this Agreement, other than Indemnified Claims resulting solely from the gross negligence or willful misconduct of such Indemnified Party or Indemnified Claims solely brought against an Indemnified Party by any investor in such Indemnified Party, or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement. The rights accorded to Indemnified Parties under this Section 7.1 shall be in addition to any rights and remedies that any Indemnified Party may have at law or in equity, by separate agreement or otherwise.

        7.2   Conduct of Indemnification Proceedings.    Promptly after receipt by an Indemnified Party of notice of any Indemnified Claim or the commencement of any action or proceeding involving an Indemnified Claim under this Article VII, such Indemnified Party shall, if a claim in respect thereof is to be made against the Person from whom the indemnity is sought (the "Indemnifying Party") pursuant to Article VII, (i) notify the Indemnifying Party in writing of the Indemnified Claim or the commencement of such action or proceeding; provided, that the failure of any Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations under this Article VII, except to the extent the Indemnifying Party is materially and actually prejudiced thereby and shall not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party otherwise than under this Article VII, and (ii) permit such Indemnifying Party to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that any Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (A) the Indemnifying Party has agreed in writing to pay such fees and expenses, (B) the Indemnifying Party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Indemnified Party within 15 days after receiving notice from such Indemnified Party that the Indemnified Party believes it has failed to do so, (C) in the reasonable judgment of any such Indemnified Party, based upon advice of counsel, a conflict of interest may exist between such Indemnified Party and the Indemnifying Party with respect to such claims (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such Indemnified Party) or (D) such Indemnified Party is a defendant in an action or proceeding which is also brought against the Indemnifying Party and reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party. No Indemnifying Party shall be liable for any settlement of any such claim or action effected without its written consent, which consent shall not be unreasonably withheld. In addition, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld), no Indemnifying Party shall be permitted to consent to entry of any judgment with respect to, or to effect the settlement or compromise of any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim), unless such settlement, compromise or judgment (1) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim, (2) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party, and (3) does not provide for any action on the part of any party other than the payment of money damages which is to be paid in full by the Indemnifying Party.

        7.3   Contribution.    If the indemnification provided for in Section 7.1 from the Indemnifying Party for any reason is unavailable to (other than by reason of exceptions provided therein), or is insufficient to hold harmless, an Indemnified Party hereunder in respect of any Indemnified Claim, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnified Claim in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with the actions which resulted in such Indemnified Claim, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. If, however, the foregoing allocation is not permitted by applicable law, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the Indemnifying Party and the Indemnified Party as well as any other relevant equitable considerations.

        The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.3 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by a party as a result of any Indemnified Claim referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth in Section 7.3, any legal or other fees, costs or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

        7.4   Other Indemnification.    The indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any Indemnified Party may have pursuant to law or contract.

        7.5   Indemnification Payments.    The indemnification and contribution required by this Article VII shall be made by periodic payments of the amount thereof during the course of any investigation or defense, as and when bills are received or any expense, loss, damage or liability is incurred; provided that if a final nonappealable determination is made that the party receiving such expense payments was not entitled to such payments pursuant to the provisions of this Article VII, then the party receiving such expense payments shall return such expense payments to the party that made such payments.

ARTICLE VIII.
MISCELLANEOUS

        8.1   Governing Law; Jurisdiction; Jury Trial.    All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

        8.2   Notices.    Any notices, consents, waivers or other communications required or permitted to be given hereunder must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile, (iii) three days after being sent by U.S. certified mail, return receipt requested, or (iv) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

    (a)
    to Globalstar:

      Globalstar, Inc.
      461 South Milpitas Blvd.
      Milpitas, CA 95035
      Telephone: 408-933-4000
      Facsimile: 408-933-4949
      Attention: Chief Financial Officer

      with a copy (for informational purposes only) to:

      Taft, Stettinius & Hollister LLP
      425 Walnut Street
      Suite 1800
      Cincinnati, OH 45202
      Telephone: 513-381-2838
      Facsimile: 513-381-0205
      Attention: Gerald S. Greenberg, Esq.

    (b)
    to Thermo:

      Thermo Funding Company LLC
      1735 Nineteenth Street
      Denver CO 80202
      Telephone: 303-294-0690
      Facsimile: 303-294-0641
      Attention: James F. Lynch

      with a copy (for informational purposes only) to:

      Thermo Capital Partners, L.L.C.
      8076 Beechmont Avenue, Suite B
      Cincinnati, OH 45255
      Telephone: 513-474-7900
      Facsimile: 513-474-7905
      Attention: Richard S. Roberts, Esq.

    (c)
    to the Administrative Agent:

      Wachovia Investment Holdings, LLC
      Charlotte Plaza, CP-8
      201 South College Street
      Charlotte, North Carolina 28288-0680
      Attention: Syndication Agency Services
      Telephone No.: (704) 374-2698
      Telecopy No.: (704) 383-0288

                Each party shall provide five (5) days' prior written notice to the other party of any change in address or facsimile number. If a notice provided for hereunder is delivered via facsimile, such notice shall be valid only if an original hard copy is delivered within 24 hours of the time such facsimile is delivered. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

        8.3   Replacement of Securities.    If any certificate or instrument evidencing any Purchased Shares is mutilated, lost, stolen or destroyed, Globalstar shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Globalstar of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Purchased Shares.

        8.4   Counterparts.    This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

        8.5   Headings.    The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

        8.6   Severability.    If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

        8.7   Irrevocability; Entire Agreement; Amendments.    Once executed and delivered, this Agreement shall be irrevocable by Thermo. This Agreement supersedes all other prior oral or written agreements between Thermo, Globalstar, their respective Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither Globalstar nor Thermo makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended, waived, terminated or otherwise modified other than by an instrument in writing signed by Globalstar and Thermo, and, so long as there are any outstanding loans or commitments under the Credit Agreement, the consent of the Administrative Agent. Any amendment to this Agreement made in conformity with the provisions of this Section 8.7 shall be binding on all parties. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement. Globalstar has not, directly or indirectly, made any agreements with Thermo relating to the terms or conditions of the transactions contemplated by this Agreement except as set forth in this Agreement.

        8.8   Successors and Assigns.    No party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, except that (i) Thermo may assign, in its sole discretion, any or all of its rights and interests, but not its obligations, under this Agreement to any of its Affiliates or to any transferee of Common Stock, other than a transferee who shall acquire such Common Stock in a Public Sale and (ii) Globalstar may grant a security interest in this agreement and its rights hereunder to the Administrative Agent to secure the obligations of Globalstar under the Credit Agreement. Subject to the preceding, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

        8.9   No Third Party Beneficiaries.    This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

        8.10   Survival.    The representations and warranties of Globalstar and Thermo contained in Article III and Article IV and the agreements and covenants set forth in Article V, Article VI, and Article VII shall survive this Agreement.

        8.11   Further Assurances.    Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

        8.12   No Strict Construction.    The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

        8.13   Remedies.    Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, Thermo recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Globalstar. Thermo therefore agrees that Globalstar shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

        8.14   Payment Set Aside.    To the extent that Globalstar makes a payment or payments to Thermo pursuant to this Agreement or Thermo enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to Globalstar, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

[SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, the parties have caused their respective signature page to this Second Amended and Restated Irrevocable Standby Stock Purchase Agreement to be duly executed as of the date first written above.

GLOBALSTAR, INC.
By:	/s/ Fuad Ahmad
Name: Fuad Ahmad Title: Vice President and CFO
THERMO FUNDING COMPANY LLC
By:	/s/ James Monroe III
Name: James Monroe III Title: Manager
WACHOVIA INVESTMENT HOLDINGS, LLC As Administrative Agent
By:	/s/ Franklin M. Wessinger
Name: Franklin M. Wessinger Title: Managing Director

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  Exhibit 10.2
SECOND AMENDED AND RESTATED IRREVOCABLE STANDBY STOCK PURCHASE AGREEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. THE COMMITMENT
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF GLOBALSTAR
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THERMO
ARTICLE V. COVENANTS
ARTICLE VI. RESTRICTIONS
ARTICLE VII. INDEMNIFICATION
ARTICLE VIII. MISCELLANEOUS